Exhibit 99.1

PRESS RELEASE
Dick’s Sporting Goods Increases 2009 Expectations
PITTSBURGH, Pa., January 27, 2010 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today increased its expectations for the fourth quarter and full year 2009 due to better than anticipated quarter-to-date performance.
Fourth Quarter Results
Based on an estimated 120 million diluted shares outstanding, the Company now anticipates reporting consolidated earnings per diluted share of at least $0.54 compared to the previous estimate of $0.41 to 0.46 provided on November 19, 2009. In the fourth quarter of 2008, the Company reported non-GAAP consolidated earnings per diluted share of $0.54. On a GAAP basis for the fourth quarter of 2008, the Company reported a loss of $0.94 per diluted share, which included a non-cash impairment charge and merger and integration costs.
Comparable store sales for the fourth quarter of 2009 are now expected to increase approximately 2% as compared to the previously expected decline of 6 to 4% provided on November 19, 2009. Comparable store sales declined 8.6% in the fourth quarter of 2008. The comparable store sales calculation for the fourth quarter in 2008 and 2009 includes Dick’s Sporting Goods stores and Golf Galaxy stores. It excludes Chick’s Sporting Goods stores converted to Dick’s Sporting Goods stores.
Full Year 2009
Based on an estimated 118 million diluted shares outstanding, the Company now anticipates reporting consolidated earnings per diluted share of at least $1.17, excluding merger and integration costs as compared to expectations provided on November 19, 2009 of $1.04 — 1.09, excluding merger and integration costs. For the full year 2008, the Company reported consolidated earnings per diluted share of $1.15, excluding a non-cash impairment charge and merger and integration costs.
On a GAAP basis, the Company is now anticipating reporting consolidated earnings per diluted share of at least $1.12 in 2009 as compared to previous expectations of approximately $0.99 — 1.04 earnings per diluted share provided on November 19, 2009. In 2008, the Company reported a net loss of $0.36 per diluted share on a GAAP basis.
Comparable store sales are currently expected to decrease approximately 2% compared to the Company’s previous expectation of a decline of approximately 4 to 3%. In 2008, comparable store sales declined 4.8%. The comparable store sales calculation for the full year 2009 includes Dick’s Sporting Goods stores and Golf Galaxy stores. The comparable store sales calculation for the full year 2008 includes Dick’s Sporting Goods stores only.
“At the time of our third quarter earnings announcement, same store sales had been running at a negative double-digit pace since mid-October. Beginning in the final week of November, however, we saw an improvement in same store sales, which continued and strengthened through the holidays,” said Edward W. Stack, Chairman and CEO. “The better than expected comparable sales were seen across all major categories.”
In 2010, the Company currently anticipates generating profitable growth with earnings per share greater than current 2009 expectations. In accordance with standard practice, the fourth quarter and full year 2009 results along with additional detail regarding 2010 expectations will be provided in March 2010.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, without limitation, the current economic and financial downturn and its effect on consumer spending, changes in macro economic factors and market conditions, including the housing market and fuel costs, that impact the level of consumer spending for the types of merchandise sold by the Company, potential volatility in our stock price and the tightening of availability and higher costs associated with current and new sources of credit resulting from uncertainty in financial markets, changes in consumer demand, the retailing environment and customer preferences and spending habits, competitive pressures, pricing and promotional activities of competitors, changes in law and regulation including consumer protection and labor, currency exchange rate fluctuations, weather conditions, litigation, risks and costs associated with combining businesses and/or assimilating acquired companies and our ability to manage our operations and growth. Known and unknown risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended January 31, 2009 as filed with the Securities and Exchange Commission on March 20, 2009, and other reports filed with the Securities and Exchange Commission. The Company disclaims any obligation and does not intend to update any forward-looking statements except as may be required by the securities laws.
About Dick’s Sporting Goods, Inc.
Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. The Company currently operates 419 Dick’s Sporting Goods stores in 40 states primarily throughout the eastern half of the U.S. The Company also owns Golf Galaxy, Inc., a multi-channel golf specialty retailer, with 91 stores in 31 states, e-commerce websites and catalog operations.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page).
Contact:
Timothy E. Kullman, EVP — Finance, Administration, Chief Financial Officer and Treasurer or Anne-Marie Megela, Director, Investor Relations
724-273-3400
investors@dcsg.com

Non-GAAP Net Income and Earnings Per Share Reconciliation
(in thousands, except per share data):

	Fiscal 2008
	13 Weeks Ended January 31, 2009
				Merger and
	As	Convertible	GAAP	Integration	Impairment	Non-GAAP
	Reported	Note Interest/1	Total	Costs	Charges /2	Total

Net sales	$1,207,531	$—	$1,207,531	$—	$—	$1,207,531
Cost of goods sold, including occupancy and distribution costs	855,348	—	855,348	—	—	855,348

GROSS PROFIT	352,183	—	352,183	—	—	352,183

Selling, general and administrative expenses	241,676	—	241,676	—	—	241,676
Impairment of goodwill and other intangible assets	164,255	—	164,255	—	(164,255)	—
Impairment of store assets	29,095	—	29,095	—	(29,095)	—
Merger and integration costs	9,903	—	9,903	(9,903)	—	—
Pre-opening expenses	126	—	126	—	—	126

INCOME (LOSS) FROM OPERATIONS	(92,872)	—	(92,872)	9,903	193,350	110,381

Interest expense, net	3,973	2,027	6,000	—	—	6,000

INCOME (LOSS) BEFORE INCOME TAXES	(96,845)	(2,027)	(98,872)	9,903	193,350	104,381

Provision for income taxes	7,532	(811)	6,721	3,745	31,688	42,154

NET INCOME (LOSS)	$(104,377)	$(1,216)	$(105,593)	$6,158	$161,662	$62,227

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.93)		$(0.94)			$0.56
Diluted /3	$(0.93)		$(0.94)			$0.54

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	112,115		112,115			112,115
Diluted	112,115		112,115			115,796

Notes:

/1	Convertible note interest adjustment is included to reconcile the previously reported financial amounts to GAAP amounts, following the Company’s adoption of a new accounting standard in the first quarter of fiscal 2009 which required the Company to retroactively recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature.

/2	The goodwill impairment charge of $111,312 is not deductible for tax purposes.

/3	Due to the net loss, as reported and GAAP diluted earnings per share is calculated using basic weighted average common shares outstanding.

	Fiscal 2008
	52 Weeks Ended January 31, 2009
				Merger and
	As	Convertible	GAAP	Integration	Impairment	Non-GAAP
	Reported	Note Interest/1	Total	Costs/2	Charges /3	Total

Net sales	$4,130,128	$—	$4,130,128	$—	$—	$4,130,128
Cost of goods sold, including occupancy and distribution costs	2,946,079	—	2,946,079	—	—	2,946,079

GROSS PROFIT	1,184,049	—	1,184,049	—	—	1,184,049

Selling, general and administrative expenses	928,170	—	928,170	—	—	928,170
Impairment of goodwill and other intangible assets	164,255	—	164,255	—	(164,255)	—
Impairment of store assets	29,095	—	29,095	—	(29,095)	—
Merger and integration costs	15,877	—	15,877	(15,877)	—	—
Pre-opening expenses	16,272	—	16,272	—	—	16,272

INCOME FROM OPERATIONS	30,380	—	30,380	15,877	193,350	239,607

Gain on sale of asset	(2,356)	—	(2,356)	—	—	(2,356)
Interest expense, net	10,963	7,952	18,915	—	—	18,915

INCOME BEFORE INCOME TAXES	21,773	(7,952)	13,821	15,877	193,350	223,048

Provision for income taxes, excluding tax impact of non-deductible executive separation costs	54,362	(3,181)	51,181	6,041	31,688	88,910
Tax impact of non-deductible executive separation costs	2,505	—	2,505	(2,505)	—	—

Provision for income taxes	56,867	(3,181)	53,686	3,536	31,688	88,910

NET INCOME (LOSS)	$(35,094)	$(4,771)	$(39,865)	$12,341	$161,662	$134,138

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.31)		$(0.36)			$1.20
Diluted /4	$(0.31)		$(0.36)			$1.15

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	111,662		111,662			111,662
Diluted	111,662		111,662			116,650

Notes:

/1	Convertible note interest adjustment is included to reconcile the previously reported financial amounts to GAAP amounts, following the Company’s adoption of a new accounting standard in the first quarter of fiscal 2009 which required the Company to retroactively recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature.

/2	Costs related to the Golf Galaxy and Chick’s Sporting Goods integration total $18.4 million, which includes $15.9 million of pre tax “merger and integration costs” and $2.5 million included in the Company’s provision for income taxes reflecting the “tax impact of non-deductible executive separation costs”. The net income impact of merger and integration costs equals $12.3 million, which includes $9.8 million for the after tax amount of “merger and integration costs” and the $2.5 million included in the Company’s provision for income taxes reflecting the “tax impact of non-deductible executive separation costs.”

/3	The goodwill impairment charge of $111,312 is not deductible for tax purposes.

/4	Due to the net loss, as reported and GAAP diluted earnings per share is calculated using basic weighted average common shares outstanding.